EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
     We consent to the incorporation by reference in the registration statements (Nos. 333-108777, and 333-114088) on Form S-3 and (Nos. 333-42579, 333-53127, 333-63333, 333-55342, 333-102429, and 333-128444) on Form S-8 of RealNetworks, Inc. of our reports dated February 26, 2007, with respect to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of RealNetworks, Inc.
     Our report refers to RealNetworks, Inc.’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, on January 1, 2006, which is discussed in Note 1 to the consolidated financial statements.
/s/ KPMG LLP
Seattle, Washington
February 26, 2007